EXHIBIT 11.1

                        DI INDUSTRIES, INC. AND SUBSIDIARIES

               COMPUTATION OF PRIMARY AND FULLY DILUTED LOSS PER SHARE
                  (Amounts in thousands, except per share amounts)

                                                                        Nine
                                    Year Ended     Year Ended      Months Ended
                                   December 31,    December 31,    December 31,
                                        1996           1995            1994
                                      --------       --------         -----

Weighted average shares of common
     stock outstanding                 67,495         38,669          38,641

Stock options (treasury stock method)      -              -               -
                                      ---------      --------           -----

Weighted average shares for primary
     loss per share calculation        67,495         38,669           38,641

Stock options (treasury stock method)       -             -                -
                                     ----------     -----------         -----

Weighted average shares for fully
     diluted loss per share
     calculation                       67,495         38,669           38,641
                                     ==========     ==========      =========

Net loss applicable to common
     stock                         $  (12,124)      $(13,447)      $  (2,209)
                                     ==========     ===========     ==========

Loss per share:

   Primary                         $     (.18)      $   (.35)      $    (.06)
                                     ==========      =========       ========

   Fully diluted                   $     (.18)      $   (.35)      $    (.06)
                                     ==========      =========       ========

Note:Reference is made to Note 1 to Consolidated Financial Statements regarding computation of per share amounts.